Exhibit 5.1

AM PM Group Limited Ritter House, Wickhams Cay II PO Box 3170, Road Town Tortola VG1110 British Virgin Islands	D: E:	+852 3656 6054 nathan.powell@ogier.com
	D: E:	+852 3656 6061 florence.chan@ogier.com

	Reference:	FYC/AGC/508500.00001

18 August 2026

Dear Sirs

AM PM Group Limited (Company no: 2142398) (the Company)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement filed on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Securities Act). The Registration Statement relates to the offering (the Offering) of 7,500,000 ordinary shares of no par value of the Company (the Ordinary Shares), plus an option to issue up to an additional 15% of the total number of our Ordinary Shares offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriters (the Underwriters) (collectively, the IPO Shares).

We are furnishing this opinion as Exhibits 5.1 and 8.1 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

1.1	For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the Registration Statement;

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Rachel Huang** Janice Chu** Zhao Rong Ooi† Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales † admitted in Singapore ‡ not ordinarily resident in Hong Kong

(b)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 15 August 2025 (the Company Registry Record), which includes:

(i)	the certificate of incorporation of the Company dated 19 February 2024; and

(ii)	the amended and restated memorandum and articles of association of the Company adopted by resolution of members passed on 11 August 2026 and filed on 14 August 2026,

(c)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 15 August 2025 (the Court Records);

The Company Registry Record and the Court Records each as updated by update searches on 15 September 2025, 15 January 2026, 7 July 2026 and 17 August 2026(the Company Registry Record and the Court Records together, and as updated, the Public Records).

(d)	a certificate of good standing dated 7 July 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(e)	the register of directors of the Company as at 10 January 2025 (the ROD);

(f)	the register of members of the Company as at 20 August 2025 (the ROM, and together with the ROD, the Registers);

(g)	the written resolutions of the directors of the Company dated 15 August 2025 approving, inter alia, the subdivision of the Company’s shares;

(h)	the written resolutions of all of the directors of the Company dated 11 August 2026 approving, inter alia, the changes of Company’s authorised shares and the adoption of the amended and restated memorandum and articles of association (the Memorandum and Articles);

(i)	the written resolutions of all of the shareholders of the Company dated 11 August 2026 approving, inter alia, the changes of Company’s authorised shares and the adoption of the Memorandum and Articles; and

(j)	the written resolutions of the directors of the Company dated 18 August 2025, 16 January 2026, 7 July 2026 and 17 August 2026 approving, inter alia, the submission of the Registration Statement and the issuance of IPO Shares (the IPO Resolutions, together with items (g) and (h) above, the Directors’ Resolutions).

1.2	We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1.1 above. In particular, but without limitation, we have not examined any documents referred to within the Registration Statement save as expressly referred to above and our opinion is limited accordingly.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registered Agent’s Certificate and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Company has complied with, or will comply with, its obligation to file (unless such Company is within one of the statutory exceptions to the obligation to file) a financial return (each an Annual Return) pursuant to Section 98A of the Business Companies Act, 2004 of the British Virgin Islands (the BCA) with its Registered Agent in respect of each year for which such a return is due within the timeframe prescribed by the BCA, and the Registered Agent has not made any notifications to the Company Registrar of any failure by the Company to file its Annual Return as required and within the time frame prescribed pursuant to Section 98A(4) of the BCA;

(g)	the Company is not a legal entity for the purposes of the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the Substance Act), or, if the Company is such an entity and undertakes or proposes to undertake a relevant activity of a type described in the Substance Act, the Company has taken appropriate steps to comply with the economic substance requirements applicable to that activity;

(h)	the Directors’ Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Directors’ Resolutions;

(i)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(j)	upon the issuance of the IPO Shares, the Company will receive consideration for the full issue price thereof;

(k)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any IPO Shares and none of the IPO Shares have been offered or issued to residents of the British Virgin Islands;

(l)	the Company is, and after the allotment (where applicable) and issuance of the IPO Shares will be, able to pay its liabilities as they fall due;

(m)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(n)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the transactions contemplated in the Registration Statement or restrict the powers and authority of the Company in any way from the issuance of the IPO Shares as described in the Registration Statement;

(o)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

(p)	the Company is not a land owning company for the purposes of Section 242 of the BVI Business Companies Act, 2004 meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

3	Opinion

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company was a company duly incorporated with limited liability under the BCA on 19 February 2024, and is validly existing and in good standing with the Registrar of Corporate Affairs of the British Virgin Islands (the Company Registrar) as at the date of the Good Standing Certificate.

Shares

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue an unlimited number of Ordinary Shares with no par value.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance of the IPO Shares under the Registration Statement.

Valid Issuance of IPO Shares

(d)	The IPO Shares when issued and allotted in accordance with the Registration Statement and the IPO Resolutions against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement and the Company’s then effective memorandum and articles of association, will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Once the register of members of the Company has been updated to reflect such issuance and allotment, the shareholders as recorded in the register of members will be deemed to have legal title to the IPO Shares set against their respective name.

Taxation

(e)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of the Offering.

(f)	There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206). In particular, section 242 of the BCA provides the Company with a statutory exemption from all forms of taxation in the British Virgin Islands.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render such Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render such Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, such Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, an Annual Return, in the prescribed form, must be filed by the Company with its Registered Agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless such Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render such Company liable to a penalty fee and where such Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Company Registrar has confirmed that she is satisfied that the Company (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Company Registrar a copy of its registers of directors which is complete; and (iv) has filed its Annual Return in accordance with the requirements pursuant to the BCA by issuing a Certificate of Good Standing in respect of such Company under Section 235 of the BCA, which we assume remains correct and accurate as at the date of this opinion. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.6	We have not undertaken any enquiry and express no view as to the compliance of the Company with the Substance Act.

4.7	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Company Registrar by the Company’s registered agent of any failure by any Company to file its Annual Return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing Law of this Opinion

5.1	This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforcement of Civil Liabilities”, “BVI Taxation” and “Legal Matters” of the Registration Statement.

6.2	This opinion may be used only in connection with the Offering while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier